EXHIBIT 99


IMMEDIATE RELEASE                                  Contact: Phillip W. Gerber
                                                          President and Chief
                                                            Executive Officer
                                                               1-419-562-7055


               COMMUNITY INVESTORS BANCORP, INC. ANNOUNCES
               COMPLETION OF REVERSE/FORWARD STOCK SPLITS

     (Bucyrus, Ohio) - September 22, 2005 - Community Investors Bancorp, Inc. ("CIBI"), announced today that it completed its one-for-300 reverse stock split followed immediately by a 300-for-one forward split. As a result, shareholders with fewer than 300 common shares of CIBI held of record in their name as of the close of business on September 22, 2005 will receive a cash payment equal to $15.00 per pre-split share. CIBI will send instructions to these shareholders regarding how to exchange their CIBI share certificates for the cash payment. Shareholders holding 300 or more shares of CIBI common stock as of the close of business on September 22, 2005 will not receive a cash payment and will continue to hold the same number of shares after completion of the split transaction.

     Subject to confirmation that CIBI has fewer than 300 shareholders of record, CIBI will deregister its common stock under the Securities Exchange Act of 1934. CIBI's common stock will be quoted on the Over-the-Counter Bulletin Board and will begin trading under the symbol "CIBN".

     At June 30, 2005, Community Investors Bancorp, Inc. reported total assets of $120.6 million, total liabilities of $107.7 million, including total deposits of $77.8 million and total stockholders' equity of $13.0 million.